Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Borealis Foods Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Borealis Foods Inc. Equity Incentive Plan	457(c) and 457(h)	1,125,869	(2)	$7.79	(3)	$8,770,520	0.00014760	$1,295
Total Offering Amounts									$1,295
Total Fee Offsets									$0
Net Fee Due									$1,295

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock, no par value (“Common Stock”), of Borealis Foods Inc. (“we” or the “Registrant”) reserved for issuance under the Borealis Foods Inc. Equity Incentive Plan (the “Plan”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market under the symbol “BRLS” on August 30, 2024, which was $7.79 per share.